Exhibit 19
Unum Group Insider Trading Policy
Scope
All employees, officers and directors of Unum and its subsidiaries, including Colonial Life and Unum’s international subsidiaries, must comply with this policy. Unum may also determine that other individuals should be subject to this policy, such as contractors or consultants who have access to material nonpublic information. Each individual subject to this policy is responsible for making sure that he or she complies with this policy, as well as ensuring that any related party (as defined below) also complies with this policy. Individuals designated as corporate insiders are subject to additional reporting requirements and restrictions on trading, which can be found below in item 7.
Additionally, item 10 sets forth guidance for Unum itself when the company is conducting open-market repurchases of its own securities.
Purpose
The purpose of this policy is to provide guidelines with respect to transactions in the securities of Unum Group (“Unum”) and the companies with which Unum does business and how insider trading and tipping are prohibited in such transactions. In order to promote compliance with securities laws and to avoid the appearance of impropriety, this policy prohibits individuals covered by the policy from conducting or executing any transaction involving Unum securities or the securities of a company with which Unum does business while in the possession of material nonpublic information. The policy will explain the scope, definitions and how to ask for assistance relating to these matters. It will also provide additional guidance for designated corporate insiders and for certain transactions conducted by Unum itself. Violations of this policy may subject the violator not only to disciplinary action, including termination from employment; they may also be against the law and can lead to significant fines and even prison time.
Definitions
“Corporate insiders” are individuals who, in the course of performance of their duties for Unum, have regular access to material nonpublic information and are designated as corporate insiders by the General Counsel. Corporate insiders include:
•All members of Unum’s Board of Directors
•The Chief Executive Officer, the President, and all EVPs, SVPs, and VPs
•Unum’s senior Investor Relations officer and all direct reports
•Unum’s Corporate Secretary and all direct reports
•Unum’s senior officer responsible for mergers and acquisitions activities and all direct reports
•Individuals in Unum’s financial reporting, accounting, tax, auditing, and corporate communications areas who are regularly involved in the preparation, review, auditing, or disclosure of Unum’s periodic financial statements or similar sensitive information, as advised by the senior leaders of such areas
•Any other individual designated as a corporate insider by the General Counsel. The General Counsel may also designate any individual as a corporate insider temporarily as a result of that individual’s involvement in a specific project or matter that is likely to result in the individual receiving material nonpublic information.

“Insider trading” is buying or selling securities of a public company (including Unum) on the basis of material nonpublic information about that company in breach of a duty of trust or confidence.
“Material nonpublic information” is nonpublic information, good or bad, about a company that a reasonable investor would consider important in a decision to buy, hold or sell a company’s securities. Any information that could be expected to affect Unum’s stock price, whether it is positive or negative, should be considered material. Information about Unum should be considered nonpublic until it has been generally released to the public (such as by a press release or an SEC filing) and a sufficient period has elapsed to allow the financial markets to absorb the information. Ordinarily, this means a full trading day on the New York Stock Exchange (“NYSE”) should have occurred after the public release. A “trading day” means the period between 9:30 a.m. and 4:00 p.m. (Eastern Time) on a day which the NYSE is open for trading. If the public release occurs during a trading day, the next succeeding trading day will have to have been completed before the information is considered absorbed by the market. It is important to note that disclosure of information solely on Unum’s website may not constitute public release of the information for purposes of this policy and insider trading laws. The types of information that might be material, depending on the circumstances, include:
•earnings, earnings forecasts, and changes in forecasts
•significant merger, acquisition, reinsurance, asset sale or purchase, joint venture or divestiture inquiries, proposals or agreements
•changes in dividend policy, significant stock dividends, or stock splits
•significant changes in management
•a change in control
•significant actual or threatened litigation or government investigations
•significant developments regarding customers or suppliers
•significant write-offs, losses, or reserve updates
•restatements of financial statements or significant changes in prior reported earnings
•plans to issue or repurchase securities
•significant new products or markets
•extraordinary borrowings
•projections and strategic plans
•changes in auditors or auditor notification that an audit report may no longer be relied on
•events of default under debt agreements
•any alleged or actual misconduct by an executive
•significant data breaches or data security incidents
•events that likely would require a Form 8-K filing
•the existence of a special blackout period under this policy.

These are only examples, and other significant events could also be material. There is no bright-line test about whether information is material, and the SEC and law enforcement authorities enforce insider trading laws with the benefit of hindsight. Please reach out to Unum’s Corporate Secretary with any questions about whether certain information could be considered material or nonpublic.
“Related parties” of an individual covered by this policy include: (1) every family member who either lives in the covered individual’s household or is financially dependent on the covered individual, and (2) every trust, partnership and other entity over which a covered individual has control with respect to purchases and sales of securities. Individuals are responsible for ensuring that their related parties comply with this policy, and a violation of this policy by a related party will be deemed to be a violation by the associated covered individual.
“Tipping” is conveying material nonpublic information about a public company to another individual who might be expected to trade securities on the basis of that information.
Policy Statement
1.Prohibition Against Insider Trading
Unum has adopted this policy with respect to transactions in the securities of Unum and the companies with which Unum does business to promote compliance with federal, state and foreign securities laws that prohibit certain individuals who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other individuals who may trade on the basis of that information.
All employees, officers, and directors of Unum have a duty to hold in confidence all nonpublic information received in the course of Unum’s business. For employees, officers and directors of Unum, any purchase or sale of Unum securities conducted while the individual is in the possession of material nonpublic information about Unum is insider trading in violation of this policy and potentially also insider trading laws, unless the transaction is conducted in accordance with the limited exceptions described in this policy. Insider trading also occurs when an individual trades in securities of any company on the basis of material nonpublic information that he or she obtained from another individual pursuant to an expectation of confidentiality. Securities transactions made by a related party of an individual subject to this policy will be attributed to that individual for purposes of this policy.
As examples, insider trading occurs when:
•A Unum employee with early access to Unum’s quarterly earnings results knows that the results are positive and buys Unum stock two days before the public release of the earnings results; and
•A Unum employee learns that Unum is close to finalizing an agreement to purchase a small public technology company and buys stock of that other company a week before Unum’s agreement to purchase the company is publicly announced.
Individuals subject to this policy also must not engage in tipping, i.e., they must not pass on material nonpublic information to others or recommend to anyone the purchase or sale of any securities when the individual is aware of such information. Tipping is a violation of this policy and insider trading laws regardless of whether the individual who tips receives any financial benefit from the tipping. Individuals are reminded that improperly disclosing material nonpublic information, even if not tipping, may still be a violation of Unum’s Confidentiality/Non-Disclosure Policy.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of Unum, the General Counsel or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under this policy or applicable insider trading laws.
2.Are there other transactions in securities besides purchases and sales of Unum stock that are subject to this policy?
Yes, other transactions in securities covered by this policy include:
•Purchase or sale of any derivative that is tied to the value of any security issued by Unum, including options to buy or sell Unum stock
•Sale of Unum stock acquired through an exercise of Unum stock options, including where any portion of the stock acquired is sold immediately in the public market to pay the option price (cashless exercise)
•Any election under an employee benefit plan, such as Unum’s 401(k) plan, a Unum-sponsored health savings account, or the Unum Ireland Approved Profit-Sharing Scheme, that results in a purchase or sale of Unum stock in the public market
•Gift of Unum stock
•Voluntary cash investment under Unum’s dividend reinvestment plan
•Switching a balance in or out of the Unum stock fund in the 401(k) plan
•Purchase or sale of any of Unum’s publicly traded debt securities or any other debt or equity security issued by Unum.
3.Do the rules against insider trading and tipping apply only with respect to the securities of Unum?
No, the rules also apply with respect to the securities of other companies. Specifically, if in the course of your duties for Unum, you learn of material nonpublic information about a company with which Unum does business or is contemplating entering into a major transaction, you may not trade in that company’s securities or the securities of another publicly traded company whose price may be affected by such information, until that information becomes public or is no longer material.
4.Are there any exceptions to these rules?
This policy does not apply to:
•Purchases or sales of shares in publicly traded mutual funds, index funds or exchange-traded funds that own Unum stock as part of a diversified investment strategy
•Granting or vesting of restricted stock units or other equity-based incentive compensation
•Purchases of Unum securities from Unum or sales of Unum securities to Unum, including elections and purchases made under Unum’s employee stock purchase plan and under certain employee share schemes for Unum UK employees.
Additionally, there is one very limited exception that allows an individual subject to this policy to execute a trade in Unum securities pursuant to what is known as a Rule 10b5-1 plan. A Rule 10b5-1 plan is a written trading plan that sets forth the terms of a purchase or sale of Unum securities in advance, with the transaction to occur on a set date in the future. The terms set forth in the plan generally must include the trade date, the amount of Unum securities to be purchased or sold, and the purchase/sale price, or otherwise give discretion over trading decisions to a third party who does not have access to material nonpublic information. A Rule 10b5-1 plan must be entered into or modified (which includes terminating the plan early) only at a time when the individual does not have material nonpublic information about Unum. If the individual has material nonpublic information at the time of a trade executed pursuant to a properly implemented Rule 10b5-1 plan, there is no violation of this policy because the individual no longer has any control over the terms or timing of the trade at that point. No trade under a Rule 10b5-1 plan can occur until at least 30 days after the date of adoption or modification of the plan, and certain corporate insiders are subject to an even longer cooling off period. SEC rules also generally restrict an individual from having multiple plans active at the same time as well as from adopting more than one single-trade plan in any consecutive 12-month period. All Rule 10b5-1 plans, including modifications and terminations, must be approved in advance by the General Counsel and entered into with Unum’s designated broker, which at the time of effectiveness of this policy is Fidelity. The requirements for proper implementation of a Rule 10b5-1 plan are a bit complicated, and there are additional requirements not described in this policy. Therefore, any individual who would like to implement a plan should contact Unum’s Corporate Secretary, though compliance with the requirements of Rule 10b5-1 ultimately remains the individual’s responsibility.
5.Is there an exception to this policy for a financial emergency or for a very small transaction?
There are no exceptions to this policy for individual financial emergencies or for very small transactions. Insider trading laws do not recognize any mitigating circumstances and do not have a minimum monetary threshold.
6.Am I still subject to this policy if I no longer work for Unum?
If an individual covered by this policy is in possession of material nonpublic information at the time the individual terminates employment with the company or otherwise ceases to provide services to Unum, that individual still may not trade in Unum securities, or securities of any other company, on the basis of that material nonpublic information, until that information is publicly released or is no longer material.
7.Additional Provisions Applicable to Corporate Insiders
a.Window Periods
Purchases, sales and other transactions in Unum securities by corporate insiders may be effected only during a “window period.” “Window periods” begin at 12:01 a.m. (Eastern Time) on the second trading day after the Company’s release of quarterly or annual earnings data and end at 11:59 p.m. (Eastern Time) on the fifteenth day of the third month of the quarter during which such data is released. If the earnings release occurs during a trading day, the next succeeding trading day will have to have been completed before the window period will open. Window periods will close on March 15, June 15, September 15 and December 15 of each year.
The fact that a window period is open, however, does not on its own constitute a right to trade in Unum securities. Even during a window period, corporate insiders may not trade in Unum securities if they are in possession of material nonpublic information, and it remains the corporate insider’s responsibility for determining whether he or she possesses material nonpublic information at the time of the transaction. The General Counsel may also, at her or his discretion, implement a special blackout period, during which no corporate insider may execute any transaction in Unum securities, and the existence of a special blackout period is itself material nonpublic information that should be kept confidential.

b.Are there any exceptions to this prohibition on trades outside a window period?
The only exception for corporate insiders to conduct transactions in Unum securities outside a window period is for transactions executed pursuant to a Rule 10b5-1 plan, the general requirements for which are described above. Additionally, corporate insiders may only execute, modify, or terminate a Rule 10b5-1 plan during a window period, and directors and officers subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (generally, the CEO/President, the CFO, all EVPs, and the Chief Accounting Officer) are subject to a cooling off period of at least 90 days between the date of adoption or modification of a Rule 10b5-1 plan and the first trade under that new or modified plan. The material terms (other than pricing information) of any Rule 10b5-1 plan adopted or modified by a director or Section 16 officer also are required to be disclosed by Unum in its corresponding quarterly or annual report filed with the SEC.
As noted above, all Rule 10b5-1 plans, including modifications, must be expressly approved in writing in advance by the General Counsel.
c.Pre-Clearance for Certain Corporate Insiders
In addition to conducting transactions in Unum securities only during window periods, all members of Unum’s Board of Directors, all EVPs, and all SVPs also must obtain advance written approval of the General Counsel to transact in Unum securities, and all transactions so approved must be completed within three business days after obtaining such approval. The General Counsel is under no obligation to approve any transaction submitted for pre-clearance and may determine not to permit the transaction in her or his discretion.
d.Designated Broker
Any transactions in Unum securities by a corporate insider, including the adoption of a Rule 10b5-1 plan, must be made through Unum’s designated broker, which at the time of effectiveness of this policy is Fidelity, or another broker approved by the General Counsel.
e.No Short Sales
No corporate insider may make short sales of Unum stock or take an equivalent position.
f.No Derivatives
No corporate insider may transact in derivatives of Unum stock, such as publicly traded put or call options.
g.No Pledges
No corporate insider may pledge Unum securities as security for a loan, which includes but is not limited to holding Unum securities in a margin account.
h.No Hedges
No corporate insider may engage in any transaction intended to hedge or offset a decrease in the market value of Unum securities.
8.What happens if I violate this policy?
Violations of this policy may subject the violator not only to disciplinary action, including termination from employment; they may also be against the law and can lead to significant fines and even prison time. The U.S.

Securities and Exchange Commission (“SEC”) aggressively enforces insider trading laws and uses advanced data monitoring and analytics tools to monitor suspicious trading in a company’s securities and uncover potential insider trading. Even the appearance of insider trading, such as a coincidentally timed sale of Unum stock shortly before the public announcement of negative quarterly earnings, could subject someone to an investigation by Unum or the SEC, even if the individual was unaware of the earnings information prior to the stock sale. As a result, individuals who routinely have access to material nonpublic information about Unum must be extremely careful about buying or selling Unum securities.
Suspected violations of this policy should be reported to the Corporate Secretary or the Chief Compliance Officer or may be reported confidentially through Unum’s ethics hotline.
9.Where can I get help with this policy?
This policy is administered by the General Counsel, though the Corporate Secretary may perform any or all of the General Counsel’s duties and obligations described in this policy. If you have any questions or need help with this policy, please contact the office of the General Counsel or the Corporate Secretary.
10.Securities Repurchases
Open-market repurchases by Unum of Unum securities should be effected only (a) when Unum is not in possession of material nonpublic information about Unum, (b) pursuant to a Rule 10b5-1 plan entered into at a time when Unum was not in possession of material nonpublic information, or (c) otherwise in compliance with applicable securities laws.

Last Reviewed Date: 12/4/2024, effective as of 12/16/2024